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                              TRANSFER AGENCY AGREEMENT

This Agreement made as of the 30th of January, 1995, by and between Bishop Street Funds (hereinafter referred to as the "Trust") a Massachusetts business trust, having its principal office and place of business at 2 Oliver Street, Boston, MA 02181 and Supervised Service Company, Inc. (hereinafter referred to as the "Transfer Agent") a Delaware corporation having its principal office and place of business at 120 South LaSalle, Chicago, Illinois 60603.

                                W I T N E S S E T H :

That for and in consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the following meanings:

     l. "Approved Institution" shall mean an entity so named in a Certificate. From time to time, the Trust may amend a previously delivered Certificate by delivering to the Transfer Agent a Certificate naming an additional entity or deleting an existing one.

     2.   The "Board of Trustees" shall mean the Board of Trustees of the Trust.

     3. "Certificate" shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent by the Trust which is signed by any Officer and actually received by the Transfer

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 Agent.

     4. "Custodian" shall mean the financial institution appointed as custodian under the terms and conditions of the Custody Agreement between the financial institution and the Trust, or its successor(s).

     5. "Trust Business Day" shall be deemed to be each day on which the New York Stock Exchange, Inc. is open for trading.

     6. "Officer" shall be deemed to be the Trust's President, Vice President, Secretary, Treasurer, Controller, Assistant Controller, Assistant Treasurer, Assistant Secretary, and any other person duly authorized by the Board of Trustees to execute any Certificate, instruction, notice or other instrument on behalf of the Trust and named in the Certificate annexed hereto as Appendix A, as such Certificate may be amended from time to time, and any person reasonably believed by the Transfer Agent to be such a person.

     7. "Out-of-Pocket Expenses" means amounts reasonably necessary and actually incurred by Transfer Agent in the provision of Transfer Agent services or pursuant to this Agreement for the following purposes: postage, envelopes, check forms, continuous forms, forms for reports and statements, stationery, and other similar items, telephone and telegraph charges incurred in answering inquiries from dealers or shareholders, microfilm used to record transactions in shareholder accounts and computer tapes used for permanent storage of records and cost of insertion of materials in mailing envelopes by outside firms, any charges associated with


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special or exception processing and such other expenses as are paid or incurred by Transfer Agent at the request of the Trust. Transfer Agent may, at its option, arrange to have various service providers submit invoices directly to the Trust for payment of out-of-pocket expenses reimbursable hereunder.

     8. "Prospectus" shall mean the most recent Trust prospectus actually received by the Transfer Agent from the Trust with respect to which the Trust has indicated a registration statement under the Federal Securities Act of 1933 has become effective, including the Statement of Additional Information, incorporated by reference therein.

     9    "Shares" shall mean all or any part of each class or series of the shares of beneficial interest of the Trust or Portfolio listed in the Certificate as to which the Transfer Agent acts as transfer agent hereunder, as may be amended from time to time, which are authorized and/or issued by the Trust.

     10. "Transfer Agent" shall mean Supervised Service Company, Inc., ("SSC"), as transfer agent and dividend disbursing agent under the terms and conditions of this Agreement, its successor(s) or assign(s).

                                      ARTICLE II
                            APPOINTMENT OF TRANSFER AGENT

     1. The Trust hereby constitutes and appoints the Transfer Agent as transfer agent of all the Shares of the Trust and as dividend disbursing agent during the period of this Agreement.

     2.   The Transfer Agent hereby accepts appointment as transfer


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agent and dividend disbursing agent and agrees to perform duties thereof as hereinafter set forth.

     3. In connection with such appointment, the Trust upon the request of the Transfer Agent, shall deliver the following documents to the Transfer Agent:

          (i) A copy of the Declaration of Trust of the Trust and all amendments thereto certified by the Secretary of the Trust;

          (ii) A copy of the By-Laws of the Trust certified by the Secretary of the Trust;

          (iii) A copy of a resolution of the Board of Trustees of the Trust certified by the Secretary of the Trust appointing the Transfer Agent and authorizing the execution of this Transfer Agency Agreement;

          (iv) A Certificate signed by the Secretary of the Trust specifying: the number of authorized Shares, the number of such authorized Shares issued, the number of such authorized Shares issued and currently outstanding; the names and specimen signatures of the Officers of the Trust; and the name and address of the legal counsel for the Trust;

          (v) Copies of the Trust's Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended, together with any applications filed in connection therewith; and


          (vi) Opinion of counsel for the Trust with respect to the validity of the authorized and outstanding Shares, whether


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such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor).

                                     ARTICLE III
                                      ISSUANCE,
                          REDEMPTION AND TRANSFER OF SHARES

     1. (a) The Transfer Agent acknowledges that it has received a copy of the Trust's Prospectus, which Prospectus describes how sales and redemption of shares of the Trust shall be made, and the Transfer Agent agrees to accept purchase orders and redemption requests with respect to Trust shares on each Trust Business Day in accordance with such Prospectus. The Trust agrees to provide the Transfer Agent with sufficient advance notice to enable the Transfer Agent to effect any changes in the procedures set forth in the Prospectus regarding such purchase and redemption procedure; provided, however, that in no event will such advance notice be less than 30 days.

     (b) The Transfer Agent shall also accept with respect to each Trust Business Day, at such times as are agreed upon from time to time by the Transfer Agent and the Trust, a computer tape or electronic data transmission consistent in all respects with the Transfer Agent's record format, as amended from time to time, which is believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution. The Transfer Agent shall not


                                          5
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be liable for any losses or damages to the Trust or its shareholders in the event that a computer tape or electronic data transmission from an Approved Institution is unable to be processed for any reason beyond the control of the Transfer Agent, or if any of the information on such tape or transmission is found to be incorrect.

     2. On each Trust Business Day, the Transfer Agent shall, as of the time at which the Trust computes the net asset value of the Trust, issue to and redeem from the accounts specified in a purchase order, redemption request, or computer tape or electronic data transmission, which in accordance with the Prospectus is effective on such Trust Business Day, the appropriate number of full and fractional Shares based on the net asset value per Share of such Trust specified in an advice received on such Trust Business Day from the Trust. Notwithstanding the foregoing, if a redemption specified in a computer tape or electronic data transmission is for a dollar value of Shares in excess of the dollar value of Shares in the specified account, the Transfer Agent shall not effect such redemption in whole or in part and shall within twenty-four hours orally advise the Approved Institution which supplied such tape of the discrepancy.

     3. In connection with a reinvestment of a dividend or distribution of Shares of the Trust, the Transfer Agent shall as of each Trust Business Day, as specified in a Certificate or resolution described in paragraph 1 of succeeding
Article IV, issue Shares of the Trust based on the net asset value per Share


                                          6
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of such Trust specified in an advice received from the Trust on such Trust
Business Day.

     4. On each Trust Business Day the Transfer Agent shall supply the Trust with a statement specifying with respect to the immediately preceding Trust Business Day: the total number of Shares of the Trust (including fractional Shares) issued and outstanding at the opening of business on such day; the total number of Shares of the Trust sold on such day, pursuant to preceding paragraph 2 of this Article; the total number of Shares of the Trust redeemed from Shareholders by the Transfer Agent on such day; the total number of Shares of the Trust, if any, sold on such day pursuant to preceding paragraph 3 of this Article, and the total number of Shares of the Trust issued and outstanding.

     5. In connection with each purchase and each redemption of Shares, the Transfer Agent shall send such statements as are prescribed by the Federal Securities laws applicable to transfer agents or as described in the Prospectus.

     6. As of each Trust Business Day the Transfer Agent shall furnish the Trust with an advice setting forth the number and dollar amount of Shares to be redeemed on such Trust Business Day in accordance with paragraph 2 of this Article.

     7. Upon receipt of a proper redemption request and moneys paid to it by the Custodian in connection with a redemption of Shares, the Transfer Agent shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable law (a) in the case of a redemption


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of Shares pursuant to a redemption described in preceding paragraph 1(a) of this
Article, make payment in accordance with the Trust's redemption and payment procedures described in the Prospectus, and (b) in the case of a redemption of Shares pursuant to a computer tape or electronic data transmission described in preceding paragraph 1(b) of this Article, make payment by directing a federal funds wire order to the account previously designated by the Approved
Institution specified in said computer tape or electronic data transmission.

     8. The Transfer Agent shall not be required to issue any Shares after it has received from an Officer of the Trust or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and the Transfer Agent shall be entitled to rely upon such written notification.

     9. Upon the issuance of any Shares in accordance with this Agreement the Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Trust in connection with such issuance of any Shares.

     10. The Transfer Agent shall accept a computer tape or electronic data transmission consistent with the Transfer Agent's record format, as amended from time to time, which is reasonably believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution and is represented to be instructions with respect to the transfer of Shares from one account of such Approved Institution to another such account, and shall effect the transfers specified in said computer tape or electronic data


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transmission. The Transfer Agent shall not be liable for any losses to the Trust or its shareholders in the event that a computer tape or electronic data transmission from an Approved Institution is unable to be processed for any reason beyond the control of the Transfer Agent, or if any of the information on such tape or transmission is found to be incorrect.

     11. (a) Except as otherwise provided in sub-paragraph (b) of this paragraph and in paragraph 13 of this Article, Shares will be transferred or redeemed upon presentation to the Transfer Agent of instructions properly endorsed for transfer or redemption, accompanied by such documents as the Transfer Agent deems necessary to evidence the authority of the person baking such transfer or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes. In the case of estates where no administration is contemplated, the Transfer Agent may, without further approval of the Trust, transfer or redeem Shares registered in the name of a decedent where the current market value of the Shares being transferred does not exceed such amount as may from time to time be prescribed by various states. The Transfer Agent reserves the right to refuse to transfer or redeem Shares until it is satisfied that the instructions are valid and genuine, and for that purpose it will require, unless otherwise instructed by an authorized officer of the Trust, a guarantee of signature by an "Eligible Guarantor Institution" as that term is defined by SEC Rule l7Ad-15. The Transfer Agent also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally


                                          9
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authorized, and it shall incur no liability to the Trust for its refusal, in good faith, to make transfers or redemptions which the Transfer Agent, in its reasonable judgment, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer or redemption.
The Transfer Agent may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities, and the Trust shall indemnify the Transfer Agent for any act done or omitted by it in good faith in reliance upon such laws. In no event, however, will the Trust indemnify the Transfer Agent for any act done by it as a result of willful misfeasance, bad faith, negligence or reckless disregard of its duties.

     (b) Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, the Transfer Agent shall be fully protected by the Trust in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, or transfer, of Shares whenever the Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures as described in the Prospectus.

     12. Notwithstanding any provision contained in this agreement to the contrary, the Transfer Agent shall not be required, as a condition to any transfer of Shares pursuant to


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paragraph 11 of this Article or any redemption of any Shares pursuant to a computer tape or electronic data transmission described in this Agreement, any documents, including, without limitation, any documents of the kind described in sub-paragraph (a) of paragraph 11 of this Article, to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

   13. (a) As used in this Agreement, the terms "computer tape" or electronic data transmission and "computer tape believed by the Transfer Agent to be furnished by an Approved Institution," shall include any tapes generated by the Transfer Agent to reflect information believed by the Transfer Agent to have been input by an Approved Institution, via a remote terminal or other similar link, into a data processing, storage, or collection system, or similar system (the "System"), located on the Transfer Agent's premises. For purposes of paragraph 1 of this Article, such a computer tape or electronic data transmission shall be deemed to have been furnished at such times as are agreed upon from time to time by the Transfer Agent and Trust only if the information reflected thereon was input to the System at such times as are agreed upon from time to time by the Transfer Agent and the Trust.

     (b) Nothing contained in this Agreement shall constitute any agreement or representation by the Transfer Agent to permit, or to agree to permit, any Approved Institution to input


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information into a System.

     (c) The Transfer Agent reserves the right to approve, in advance, any Approved Institution, such approval not to be unreasonably withheld. The Transfer Agent also reserves the right to terminate any and all automated data communications, at its discretion, upon a reasonable attempt to notify the Trust when in the opinion of the Transfer Agent continuation of such communications would jeopardize the accuracy and/or integrity of the Trust's records on the System.

                                      ARTICLE IV
                             DIVIDENDS AND DISTRIBUTIONS

     1. The Trust shall furnish to the Transfer Agent a copy of a resolution of its Board of Trustees, certified by the Secretary or any Assistant Secretary, either (i) setting forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to the Transfer Agent on such payment date, or (ii) authorizing the declaration of dividends and distributions on a daily or other periodic basis and authorizing the Transfer Agent to rely on a Certificate setting forth the information described in subsection (i) of this paragraph.

     2.   Upon the mail date specified in such Certificate or


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resolution, as the case may be, the Trust shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of the Transfer Agent on behalf of the Trust an amount of cash, if any, sufficient for the Transfer Agent to make the payment, as of the mail date, specified in such Certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. The Transfer Agent will, upon receipt of any such cash, make payment of such cash dividends or distributions to the shareholders of record as of the record date by: (i) mailing a check, payable to the registered shareholder, to the address of record or dividend mailing address, or
(ii) wiring such amounts to the accounts previously designated by an Approved Institution, as the case may be. The Transfer Agent shall not be liable for any improper payments made in good faith and without negligence, in accordance with a Certificate or resolution described in the preceding paragraph. If the Transfer Agent shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all shareholders of the Trust as of the record date, the Transfer Agent shall, upon notifying the Trust, withhold payment to all shareholders of record as of the record date until sufficient cash is provided to the Transfer Agent.

     3. It is understood that the Transfer Agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the shareholders. It is expressly agreed and understood that the Transfer Agent is not liable for any loss as a result of processing a distribution


                                          13
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based on information provided in the Certificate that is incorrect. The Trust agrees to pay the Transfer Agent for any and all costs, both direct and out-of-pocket expenses, incurred in such corrective work as necessary to remedy such error.

     4. It is understood that the Transfer Agent shall file such appropriate information returns concerning the payment of dividend and capital gain distributions with the proper federal, state and local authorities as are required by law to be filed by the Trust but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable law.

                                      ARTICLE V
                                 CONCERNING THE TRUST

     1.   The Trust represents to the Transfer Agent that:

          (a) It is a business trust duly organized and existing under the laws of the Commonwealth of Massachusetts.

          (b) It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

          (c) All requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

          (d) It is an investment company registered under the Investment Company Act of 1940, as amended.

          (e) A registration statement under the Securities Act of 1933, as amended, with respect to the Shares is effective.


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The Trust shall notify the Transfer Agent if such registration statement or any state securities registrations have been terminated or a stop order has been entered with respect to the Shares.

     2. Each copy of the Declaration of Trust of the Trust and copies of all amendments thereto shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if such Declaration of Trust and/or amendments are required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to the Transfer Agent. Each copy of the By-Laws and copies of all amendments thereto, and copies of resolutions of the Board of Trustees of the Trust, shall be certified by the Secretary of the Trust under seal.

     3. The Trust shall promptly deliver to the Transfer Agent written notice of any change in the Officers authorized to sign Share Certificates, notifications or requests, together with a specimen signature of each new Officer.

     4. It shall be the sole responsibility of the Trust to deliver to the Transfer Agent the Trust's currently effective Prospectus and, for purposes of this Agreement, the Transfer Agent shall not be deemed to have notice of any information contained in such Prospectus until a reasonable time after it is actually received by the Transfer Agent.


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                                      ARTICLE VI
                            CONCERNING THE TRANSFER AGENT

     1.   The Transfer Agent represents and warrants to the Trust that:

          (a) It is a corporation duly organized and existing under the laws of the State of Delaware.

          (b) It is empowered under applicable law and by its Charter and By-laws to enter into and perform this Agreement.

          (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

          (d) It is duly registered as a transfer agent under Section 17A of the securities Exchange Act of 1934, as amended.

     2. The Transfer Agent shall not be liable and shall be indemnified in acting upon any computer tape or electronic data transmission, writing or document reasonably believed by it to be genuine and to have been signed or made by an Officer of the Trust or person designated by the Trust and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from the Trust or such person.

     3. The Transfer Agent upon notice to the Trust may establish such additional procedures, rules and regulations governing the transfer or registration of Shares as it may deem advisable and consistent with such rules and regulations generally adopted by mutual fund transfer agents.

     4.   The Transfer Agent shall keep such records as are specified in
Schedule II hereto in the form and manner, and for such period, as it may deem advisable and is agreeable to the


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Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the Investment Company Act of 1940, as amended. The Transfer Agent acknowledges that such records are the property of the Trust. The Transfer Agent may deliver to the Trust from time to time at its discretion, for safekeeping or disposition by the Trust in accordance with law, such records, papers, documents accumulated in the execution of its duties as such Transfer Agent, as the Transfer Agent may deem expedient, other than those which the Transfer Agent is itself required to maintain pursuant to applicable laws and regulations. The Trust shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. The records specified in schedule II hereto maintained by the Transfer Agent pursuant to this paragraph 4, which have not been previously delivered to the Trust pursuant to the foregoing provisions of this paragraph 4, shall be considered to be the property of the Trust, shall be made available upon request for inspection by the officers, employees, and auditors of the Trust, and records shall be delivered to the Trust upon request and in any event upon the date of termination of this Agreement, as specified in Article VII of this Agreement, in the form and manner kept by the Transfer Agent on such date of termination or such earlier date as may be requested by the Trust.

     5. The Transfer Agent shall not be liable for any loss or damage, including reasonable counsel fees, resulting from its actions or omissions to act or otherwise, except for any loss or

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damage arising out of its bad faith, negligence, willful misfeasance or reckless disregard of its duties under this agreement.

     6. (a) The Trust shall indemnify and exonerate, save and hold harmless the Transfer Agent from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by any prior transfer agent of the Trust or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith and without negligence or willful misconduct or in reliance upon (i) any provision of this Agreement; (ii) the Prospectus; (iii) any instruction or order including, without limitation, any computer tape or electronic data transmission reasonably believed by the Transfer Agent to have been received from an Approved Institution; (iv) any instrument or order reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized Officer of the Trust; (v) any Certificate or other instructions of an Officer; or (vi) any opinion of legal counsel for the Trust. The Trust shall indemnify and exonerate, save and hold the Transfer Agent harmless from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may

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be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith and without negligence in connection with its appointment or in reliance upon any law, act, regulation or any interpretation of the same even though such law, act or regulation may thereafter have been altered, changed, amended or repealed.

          (b) The Transfer Agent shall not settle any claim, demand, expense or liability to which it may seek indemnity pursuant to paragraph 6(a) above (each, an "Indemnifiable Claim") without the express written consent of an Officer of the Trust. The Transfer Agent shall notify the Trust within 15 days of receipt of notification of an Indemnifiable Claim, provided that the failure by the Transfer Agent to furnish such notification shall not impair its right to seek indemnification from the Trust unless the Trust is unable to adequately defend the Indemnifiable Claim as a result of such failure, and further provided, that if as a result of the Transfer Agent's failure to provide the Trust with timely notice of the institution of litigation a judgment by default is entered, prior to seeking indemnification from the Trust the Transfer Agent, at its own cost and expense, shall open such judgment. The Trust shall have the right to defend any Indemnifiable Claim at its own expense, provided that such defense shall be conducted by counsel selected by the Trust and reasonably acceptable to the Transfer Agent. The Transfer Agent may join in such defense at its own expense, but to the extent that it shall so desire the Trust shall direct such defense. The

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Trust shall not settle any Indemnifiable Claim without the express written consent of the Transfer Agent if the Transfer Agent determines that such settlement would have a material adverse effect on the Transfer Agent beyond the scope of this Agreement. In such event, each of the Trust and the Transfer Agent shall be responsible for their own defense at their own cost and expense, and such claim shall not be deemed an Indemnifiable Claim hereunder. If the Trust shall fail or refuse to defend an Indemnifiable Claim, the Transfer Agent may provide its own defense at the cost and expense of the Trust. Anything in this Agreement to the contrary notwithstanding, the Trust shall not indemnify the Transfer Agent against any liability or expense arising out of the Transfer Agent's willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. The Transfer Agent shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Transfer Agent as a result of the Transfer Agent's lack of good faith, negligence or willful misconduct.

     7. The Transfer Agent shall not be liable to the Trust with respect to any redemption draft on which the signature of the drawer is forged and as to which the Trust's Custodian has advised the Transfer Agent to honor the redemption; nor shall Transfer Agent be liable for any material alteration to or absence or forgery of any endorsement, it being understood that

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the Transfer Agent's sole responsibility with respect to inspecting redemption drafts is to use reasonable care to verify the drawer's signature against signatures on file.

     8. There shall be excluded from the consideration of whether the Transfer Agent has been negligent or has breached this Agreement, any period of time, and only such period of time, during which the Transfer Agent's performance is materially affected, by reason of circumstances beyond its reasonable control (collectively, "Causes"), including, without limitation (except as provided below), (a) mechanical breakdowns of equipment (including any alternative power supply and operating systems software), flood or catastrophe, acts of God, failures of transportation, communication or power supply, strikes, lockouts, work stoppages or other similar circumstances.

     9. At any time the Transfer Agent may apply to an Officer of the Trust for written instructions with respect to any matter arising in connection with the Transfer Agent's duties and obligations under this Agreement, and the Transfer Agent shall not be liable for any action taken or permitted by it in good faith in accordance with such written instructions. Such application by the Transfer Agent for written instructions from an Officer of the Trust shall set forth in writing any action proposed to be taken or omitted by the Transfer Agent with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. The Transfer Agent shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting any such action, the Transfer Agent has received written instructions in response to such application specifying the action to be taken or omitted. The Transfer Agent may consult counsel of the Trust, or upon notice to the Trust, its own counsel, at the expense of the Trust and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of counsel to the Trust or its own counsel.

     10. In case of any requests or demands for the inspection of the shareholder records of the Trust, the Transfer Agent will endeavor to notify the Trust promptly and to secure instructions from an Officer as to such inspection. The Transfer Agent reserves the right, however, to exhibit the shareholder records to any person whenever it receives an opinion from its counsel that there is a reasonable likelihood that the Transfer Agent will be held liable for the failure to exhibit the shareholder records to such person; provided, however, that in connection with any such disclosure the Transfer Agent shall promptly notify the Trust that such disclosure has been made or is to be made.

     11. At the request of an Officer of the Trust the Transfer Agent will address and mail such appropriate notices to shareholders as the Trust may direct.

     12. Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for:

          (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Approved Institution or of the Trust, as the case may be, to request such sale or issuance;

          (b) The legality of a transfer of Shares, or of a redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Approved Institution or of the Trust, as the case may be, to request such transfer or redemption;

          (c) The legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or

          (d)   The legality of any recapitalization or readjustment of Shares.

     13. The Transfer Agent shall be entitled to receive and the Trust hereby agrees to pay to the Transfer Agent for its performance hereunder, including its performance of the duties and functions set forth in Schedule I hereto, (i) its reasonable out-of-pocket expenses (including reasonable legal expenses and attorney's fees) incurred in connection with its performance hereunder and (ii) such compensation as may be agreed upon in writing from time to time by the Transfer Agent and the Trust.

     14. The Transfer Agent shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against the Transfer Agent.

     15.  Purchase and Prices of Services.

          (a) The Trust will compensate the Transfer Agent for, and Transfer Agent will provide, beginning on the execution date of this Agreement and continuing until the termination of this Agreement as provided hereinafter, the Services set forth in Schedule I.

          (b) The current unit prices for the Services are set forth in Schedule III (the "Schedule III Fee Schedule"). Once in each calendar year, the Transfer Agent may elect to raise the Schedule III Fees upon ninety (90) days prior notice to the Trust. Notwithstanding the annual right to raise the Schedule III Fees, the Transfer Agent may increase prices due to changes in legal or regulatory requirements subject to the approval of the Trust, which approval shall not be unreasonably withheld.

     16.  Billing and Payment.

          (a) The Transfer Agent shall bill the Trust as follows:

(i)  monthly in arrears for Accounts maintained and Out-of-Pocket
Expenses; and (ii) monthly in advance for estimated postage expenses to be incurred by the Transfer Agent for the following month. Documentation to support reconciliation of actual postage expenses will be provided to the Trust monthly. The Transfer Agent may from time to time request the Trust to make additional advances when appropriate.

     (b) The Trust shall pay the Transfer Agent in immediately available funds at United Missouri Bank in Kansas City, Missouri within thirty (30) days of the date of the bill. Any amounts due under this Agreement which are not paid within said thirty (30) day period shall bear interest at the rate of one and one-half percent (1 1/2%) per month from such date until paid in full.

                                     ARTICLE VII
                                     TERMINATION

     Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of receipt of such notice. In the event such notice is given by the Trust, it shall be accompanied by a copy of a resolution of the Board of Trustees of the Trust, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by the Transfer Agent, the Trust shall on or before the termination date, deliver to the Transfer Agent a copy of a resolution of its Board of Trustees certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Trust, the Trust shall upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and the Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.

     In the event this Agreement is terminated as provided herein, the Transfer Agent shall deliver the records of the Trust on electromagnetic media to the Trust or its successor transfer agent. The Trust shall be responsible to the Transfer Agent for the reasonable costs and expenses associated with the preparation and delivery of such media. In the event the Agreement is terminated, the Transfer Agent also shall cooperate in facilitating the transfer of the Services provided under this Agreement to the Trust or a successor transfer agent.

                                     ARTICLE VIII
                                    MISCELLANEOUS

     1. The Trust agrees that prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of the Transfer Agent hereunder, it shall advise the Transfer Agent of such proposed change at least 30 days prior to the intended date of the same, and shall proceed with such change only if it shall have received the written consent of the Transfer Agent thereto, which consent shall not be unreasonably withheld.

     2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Trust shall be sufficiently given if addressed to the Trust and sent by first class mail, postage paid or delivered to it at its office at the address first above written, or at such other place as the Trust may from time to time designate in writing.

     3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent shall be sufficiently given if addressed to the Transfer Agent and mailed or delivered to the Secretary at 120 South LaSalle, Chicago, IL 60603, with a copy to the President at 811 Main Street, Kansas City, MO 64105, or at such other place as the

Transfer Agent may from time to time designate in writing.

     4. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

     5. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, except that the Transfer Agent may assign this Agreement to a corporate affiliate with advance written notice to and consent by the Trust, which consent shall not be unreasonably withheld.

     6. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     7. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

     8. The provisions of this Agreement are intended to benefit only the Transfer Agent and the Trust, and no rights shall be granted to any other person by virtue of this Agreement.

     9. (a) The Transfer Agent will endeavor to assist in resolving shareholder inquiries and errors relating to the period during which prior transfer agents acted as such for the Trust. Any such inquiries or errors which cannot be expediently resolved by the Transfer Agent will be referred to the Trust.

          (b) The Transfer Agent shall only be responsible for the safekeeping and maintenance of transfer agency records and correspondence of the Trust created or produced prior to the time of conversion which are under its control and acknowledged in a writing to the Trust to be in its possession. Any expenses or liabilities incurred by the Transfer Agent as a result of shareholder inquiries, regulatory compliance or audits related to such records and not caused as a result of Transfer Agent's bad faith, willful malfeasance or negligence shall be the responsibility of the Trust.

     10. A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this Agreement are not binding on any of the Trustees, officers or unitholders of the Trust individually but are binding only on the assets and property of the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officer, thereunto duly authorized and their respective corporate seals to be hereunto affixed, as the day and year first above written.

Supervised Service Company, Inc.     Bishop Street Funds

By: /s/ Signature appears here        By: /s/ Signature appears here
    --------------------------              --------------------------
          (Signature)                        (Signature)

    Thomas M. Blodgett                 Kathryn L. Stanton
    --------------------------         -------------------------
            (Name)                           (Name)

    SVP                                          Vice President
    --------------------------         -------------------------
            (Title)                          (Title)

                                      SCHEDULE I
                               DESCRIPTION OF SERVICES

     In consideration of the fees to be paid in such manner and at such times as Trust and Transfer Agent bay agree, Transfer Agent will provide the services set forth below:

     Examine and Process New Accounts, Subsequent Payments, Liquidations, Exchanges, Telephone Transactions, Check Redemptions, Automatic Withdrawals, wire Order Trades, Dividends, Dividend statements, Dealer Statements.

DAILY ACTIVITY

     Maintain the following shareholder information in such a manner as the Transfer Agent shall determine:

     Name and Address, including Zip Code

     Balance of Shares

     Number of Shares, issuance date of each Share outstanding and cancellation date of each share no longer outstanding, if issued

     Balance of dollars available for redemption

     Dividend code (daily accrual, monthly reinvest, monthly cash or quarterly cash)

     Type of account code

     Establishment date indicating the date an account was opened, carrying forward pre-conversion data as available

     Original establishment date for accounts opened by exchange

     W-9  withholding status and periodic reporting

     State of residence code

     Social Security or taxpayer identification number, and indication of certification

     Historical transactions on the account for the most recent 18 months, or other period as mutually agreed to from time-to-time

     Indication as to whether phone transactions can be accepted for this account. Beneficial owner code, i.e. male, female, joint tenant, etc.

     An alternate or "secondary" account number issued by a dealer (or bank, etc.) to a customer for use, inquiry and transaction input by "remote accessors"


FUNCTIONS

     Answer investor and dealer telephone and/or written inquiries, except those concerning Trust policy, or requests for investment advice which will be referred to the Trust, or those which the Trust chooses to answer

     Examine and process transfers of shares insuring that all transfer requirements and legal documents have been supplied

     Process and confirm address changes

     Process standard account record changes as required, i.e. Dividend Codes, etc.

     Microfilm source documents for transactions, such as account applications and correspondence

     Perform backup withholding for those accounts which federal government regulations indicate is necessary

     Perform withholdings on liquidations, if applicable, for employee benefit plans. Prepare and mail 5498s and 1099R's

     Solicit missing taxpayer identification numbers

     Provide remote access inquiry to Trust records via Trust supplied hardware (Trust responsible for connection line and monthly fee)


REPORTS PROVIDED

     Daily Journals                 Reflecting all shares and
                                    dollar activity for the
                                    previous day

     Blue Sky Report                Supply information monthly
                                    for Trust's preparation of
                                    Blue Sky Reporting

     N-SAR Report                   Supply monthly correspondence,
                                    redemption and liquidation
                                    information for use in Trust's
                                    N-SAR Report

     Additionally, monthly average daily balance reports will be provided at the Trust's request to the Trust at no charge.

     Prepare and mail copies of summary statements to dealers and investment advisers

     Generate and mail confirmation statements for financial transactions


DIVIDEND ACTIVITY

     Reinvest or pay in cash including reinvesting in other funds within the fund group serviced by the Transfer Agent as described in each Trust Prospectus

     Distribute capital gains simultaneously with income dividends


DEALER SERVICES

     Prepare and mail confirmation statements to dealers daily

     Prepare and mail copies of statements to dealers, same frequency as investor statements

ANNUAL MEETINGS

     Assist Trust in obtaining a qualified service to: address and mail proxies and related material, tabulate returned proxies and supply daily reports when sufficient proxies have been received

     Prepare certified list of stockholders, hard copy or microform

PERIODIC ACTIVITIES

     Mail transaction confirmation statements daily to investors

     Address and mail four (4) periodic financial reports (material must be adaptable to Transfer Agent's mechanical equipment as reasonably specified by the Transfer Agent)

     Mail periodic statement to investors

     Compute, prepare and furnish all necessary reports to Governmental authorities: Forms 1099R, 1099DIV, 1099B, 1042 and 1042S

     Enclose various marketing material as designated by the Trust in statement mailings, i.e. monthly and quarterly statements (material must be adaptable to mechanical equipment as reasonably specified by the Transfer Agent)

                                     SCHEDULE II
                         RECORDS MAINTAINED BY TRANSFER AGENT


-    Account applications

- Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

- Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation



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